Exhibit 99.1


PRESS RELEASE

Contacts at Publicis Groupe SA :
Pierre Benaich, Investor Relations                          +33 1 4443 6500
Laurence Rey, Corporate Communications                      +33 1 4443 7010

Contact at Bcom3 Group, Inc.
Wally Petersen, Corporate Affairs                          + 1 312 220 4186

News from Publicis Groupe SA and Bcom3
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Bcom3 Shareholders to Vote September 20  on Publicis Merger

Paris and Chicago, August 22, 2002--Publicis Groupe SA and Bcom3 Group, Inc. announced that the Registration Statement has been declared effective today by the Securities & Exchange Commission, clearing the way for shareholders of Bcom3 to vote on the company's merger with Publicis.

The results of the Bcom3 shareholder vote will be announced at a shareholder meeting on Friday, September 20, at 9 a.m. Central Time, at 35 West Wacker Drive in Chicago. Closing would occur immediately thereafter, on the same day.

Publicis Groupe and Bcom3 first disclosed their intentions to merge on March 7, 2002. At that time, Tokyo-based Dentsu, Inc. announced that it would acquire a significant equity stake in what will rank as the world's 4th largest advertising and marketing communications holding company.

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Publicis Groupe SA (Euronext Paris: 13057, NYSE: PUB) will be the world's fourth largest communications group (AdAge ranking, April 2002) following the closing of the acquisition of Bcom3, with operations in 109 countries on five continents.

The Group's activities include advertising, marketing services and specialized communications, including public relations, corporate and financial communications, ethnic group communications and healthcare communications. Publicis Groupe is also ranked first worldwide in media consultancy and buying. This comprehensive range of services is made available to clients through the autonomous worldwide networks: Publicis Worldwide, Saatchi & Saatchi Worldwide, Leo Burnett Worldwide, D'Arcy Worldwide and Fallon Worldwide, in addition to its consultancy and media buying networks: The Zenith Optimedia Group and Starcom MediaVest Group.

Publicis created an innovative communication concept called the Holistic Difference which has provided clients with new impact for their campaigns by taking into account their evolving needs in the context of changing target audiences.

With a staff of 20,592, Publicis Groupe SA reported (before acquisition of Bcom3) year 2001 billings of EUR 16.7 billion, revenues of EUR 2.43 billion and net income of EUR 151 million.

Web sites: www.publicis.com and www.finance.publicis.com